Exhibit 99.1

Coffee Holding Co., Inc. Receives Notice from Nasdaq Regarding Delayed Annual Report

STATEN ISLAND, New York – March 24, 2023. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced that it received a notice (the “Notice”) dated March 21, 2023 from The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company has not yet filed its Form 10-Q for the period ended January 31, 2023 (the “Quarterly Report”) and remains delinquent in filing its Annual Report on Form 10-K for the period year October 31, 2022 (the “Annual Report” and together with the Quarterly Report, the “Delinquent Reports”) with the Securities and Exchange Commission (the “SEC”).

The Notice has no immediate effect on the listing or trading of the Company’s common stock on the Nasdaq Capital Market. The Notice states that the Company has until April 3, 2023 to submit a plan to regain compliance with the Listing Rule. If Nasdaq accepts the Company’s plan to regain compliance, then Nasdaq may grant the Company up to 180 calendar days from the prescribed due date of the Annual Report, or July 31, 2023, to file the Delinquent Reports to regain compliance.

The Company currently expects to file the Annual Report on or before March 31, 2023. Further, the Company continues to work diligently to finalize the Quarterly Report and to as promptly as possible to regain compliance with the Listing Rule.

This announcement is made in compliance with Nasdaq Listing Rule 5810(b), which requires prompt disclosure of receipt of a deficiency notification.

About Coffee Holding

Coffee Holding Co., Inc. is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company’s private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “expect,” “will,” “working,” “plan” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the Company’s beliefs and expectations relating to the filing of the Delinquent Reports and to the Company’s ability to regain compliance with the Nasdaq Listing Rule. These forward-looking statements are not guarantees of future results and are subject to a number of risks and uncertainties, many of which are difficult to predict and beyond the Company’s control. Important factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, a material delay in the Company’s financial reporting, including the possibility that the Company will not be able to file the Delinquent Reports within the time period prescribed by Nasdaq, the Company’s independent auditor’s ability to finalize its review of the consolidated financial statements of the Company and the Delinquent Reports in a timely manner, the Company’s ability to respond in a timely and satisfactory manner to the inquiries by Nasdaq, the Company’s ability to regain compliance with the Nasdaq Listing Rule, the Company’s ability to become current with its reports with the SEC and other factors described more fully in the Company’s periodic filings with the SEC. The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.